Exhibit 99.1

NOW Inc. Announces Organizational Changes

HOUSTON—November 16, 2017—NOW Inc. (NYSE:DNOW) is pleased to announce today that effective February 16, 2018, Mr. Daniel Molinaro will serve as Executive Vice President, assisting with certain treasury, investor relations and employee benefits matters. Mr. Molinaro will transition from serving as Senior Vice President and Chief Financial Officer (CFO) during this period, and David Cherechinsky, currently Vice President, Corporate Controller and Chief Accounting Officer (CAO), will succeed Mr. Molinaro as Chief Financial Officer effective February 16, 2018.

Mr. Molinaro has served as DNOW’s CFO since May 2014, when the Company was spun off from National Oilwell Varco, Inc. Mr. Molinaro previously served as Vice President and Treasurer of National Oilwell Varco (NOV) where his combined years of service with both DNOW and NOV is almost 50 years.

Mr. Cherechinsky has served as CAO since May 2014, and previously as Senior Vice President – Finance for the NOV Distribution business group from 2003, and until the company was spun off in May 2014 as Senior Vice President – Finance for the NOV Distribution & Transmission business segment from 2011. He started with the company January 1989.

Mark Johnson, currently Vice President - Finance and Assistant Corporate Controller, will succeed Mr. Cherechinsky as Vice President, Corporate Controller and Chief Accounting Officer, also effective February 16, 2018. Mr. Johnson has served as Vice President - Finance and Assistant Corporate Controller since May 2014, and previously as Vice President – Finance for the National Oilwell Varco Distribution business group. He started with the company in 2008 and is a CPA.

Robert Workman, President and Chief Executive Officer of NOW Inc. remarked that “Dan has been an important member of our team since we spun off from NOV in 2014 and I look forward to his contributions as he remains an active member of the DNOW executive team. Dan’s core leadership trait is a profound sense for people and the community as evidenced by his taking an active personal interest in our employees, which he often refers to as his family, and to the many organizations he leads or with which he is involved, including the United Way, CASA de Esperanza and The Archdiocese of Galveston-Houston. Dan believes creating sustainable value involves more than simply maximizing sales and minimizing costs, it involves caring about and motivating our people.”

Mr. Molinaro commented that “I am excited to remain engaged on the DNOW executive team and continue contributing to the successes of our organization. We are all excited to have Dave and Mark in their new roles as they have been instrumental in leading the DNOW organization for well more than a decade.”

About NOW Inc.

NOW Inc. is one of the largest distributors to energy and industrial markets on a worldwide basis, with a legacy of over 150 years. NOW Inc. operates primarily under the DistributionNOW and Wilson Export brands. Through its network of approximately 300 locations and 4,600 employees worldwide, NOW Inc. offers a comprehensive line of products and solutions for the upstream, midstream and downstream energy and industrial sectors. Our locations provide products and solutions to exploration and production companies, energy transportation companies, refineries, chemical companies, utilities, manufacturers and engineering and construction companies.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NOW Inc. with the U.S. Securities and Exchange Commission, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Contact:

Daniel Molinaro

Senior Vice President and Chief Financial Officer

(281) 823-4941